Exhibit 99.1

Arrow Electronics Announces Completion of Acquisition of the RF, Wireless & Power Division of Richardson Electronics, Ltd.

MELVILLE, N.Y.--(BUSINESS WIRE)--March 1, 2011--Arrow Electronics, Inc. (NYSE:ARW) announced that the company has successfully completed the acquisition of all of the assets and operations of the RF, Wireless and Power Division of Richardson Electronics, Ltd. (“Richardson RFPD”). Richardson RFPD is a leading value-added global component distributor and provider of engineered solutions serving the global radio frequency (“RF”) and wireless communications market.

“We are excited to welcome the Richardson RFPD team into the Arrow organization. With their specialized expertise in RF engineering and a highly talented team of sales professionals, we look forward to a successful future together,” said Michael J. Long, chairman, president, and chief executive officer of Arrow Electronics.

Richardson RFPD will become a separate operating unit of Arrow Electronics and its headquarters will remain in LaFox, IL. Richardson RFPD has approximately 400 employees and total sales were in excess of $350 million for the latest fiscal year ended May 29, 2010. The transaction is expected to be $.10-$.20 per share accretive to earnings in the first full year of operations.

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Headquartered in Melville, N.Y., Arrow serves as a supply channel partner for over 1,200 suppliers and 115,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 340 locations in 52 countries.

Safe Harbor

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release includes forward-looking statements, including statements addressing future financial results. These statements are subject to a number of risks and uncertainties that could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to: industry conditions, the company’s implementation of its new global financial system and the company’s planned implementation of its new enterprise resource planning system, changes in product supply, pricing and customer demand, competition, other vagaries in the global components and global ECS markets, changes in relationships with key suppliers, increased profit margin pressure, the effects of additional actions taken to become more efficient or lower costs, the company’s ability to generate additional cash flow and the other risks described from time to time in the company’s reports to the Securities and Exchange Commission (including the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q). Forward-looking statements are those statements, which are not statements of historical fact. These forward-looking statements can be identified by forward-looking words such as "expects," "anticipates," "intends," "plans," "may," "will," "believes," "seeks," "estimates," and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any of the forward-looking statements.

CONTACT:
Arrow Electronics, Inc.
Michael Taunton, 631-847-5680
Vice President & Treasurer
or
Paul J. Reilly, 631-847-1872
Executive Vice President, Finance and Operations, & Chief Financial Officer
or
Media:
John Hourigan, 303-824-4586
Director, Corporate Communications